Freeport-McMoRan Completes Sale of Undeveloped
Project in the Democratic Republic of Congo for $550 Million

PHOENIX, AZ, December 14, 2020 - Freeport-McMoRan Inc. (NYSE: FCX) announced today that it has completed a sale of its interests in the Kisanfu undeveloped project to a wholly owned subsidiary of China Molybdenum Co., Ltd. (CMOC) for $550 million. After-tax net cash proceeds approximate $415 million.
The Kisanfu project, located in the Democratic Republic of Congo, is a large, undeveloped cobalt and copper resource discovered by Freeport’s exploration team. Following Freeport’s sale of its interest in the adjacent Tenke Fungurume mine in 2016, the Kisanfu project was no longer strategic to Freeport’s long-term strategy.
Richard C. Adkerson, President and Chief Executive Officer, said, “We are pleased to announce this transaction, which enhances our financial position. We continue to execute our strategy focused on our attractive portfolio of large and high-quality copper assets with strong and established franchises in North America, South America and Indonesia.”
As of December 31, 2019, FCX did not have any proven and probable reserves associated with the Kisanfu project. FCX expects to record an after-tax gain of approximately $350 million in the fourth quarter of 2020 associated with this sale.
FREEPORT: Foremost in Copper
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.
By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX's website at fcx.com.
Cautionary Statement: This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as expectations related to the transaction. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “could,” “to be,” ”potential," “assumptions,” “guidance,” “future” and any similar expressions are intended to identify those assertions as forward-looking statements.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include factors described under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, each filed with the U.S. Securities and Exchange Commission (SEC) as updated by FCX's subsequent filings with the SEC.

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Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward looking statements

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